EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Provides Update on Timing of Analysis from Pivotal Phase 3 Clinical Trial;

Reports Third Quarter 2007 Financial Results

Primary Analysis of Pivotal Trial to Be Available No Later Than July 2008

San Diego, CA – Oct. 25, 2007 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, announced that an independent Data Monitoring Board (DMB) was recently convened to assess time to tumor progression (TTP) for patients in the control group of the Company’s pivotal Phase 3 clinical trial of FavId®. The DMB assessment, which was conducted in accordance with the clinical protocol under Favrille’s Special Protocol Assessment (SPA) with the Food & Drug Administration (FDA), indicated that the control group behavior is consistent with data reported in the published literature. Based in part on the guidance provided by the DMB, Favrille has determined April 2008 to be the appropriate time for data cutoff of the Phase 3 trial. The Company anticipates that the analysis of the data will be completed and made available no later than July 2008.

The Phase 3 trial is a randomized, double-blind, placebo controlled trial of FavId following Rituxan® treatment in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL). A total of 349 patients were randomly assigned to receive either FavId plus Leukine® (sargramostim, GM-CSF) or placebo plus Leukine following a course of Rituxan treatment. The primary endpoint of this trial is TTP.

“As we previously communicated, the rate of progression in our pivotal Phase 3 trial has slowed during the past 12 months,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “We believe this is a positive development, and it has shifted our focus for data cutoff and analysis to trial follow-up time as allowed in the protocol rather than the number of patient progressions.

“The decision to trigger data cutoff and analysis based on trial duration relies on our level of confidence that the assumptions in the sample size calculations are appropriate; the most significant of which is the behavior of the control group. The guidance from the independent DMB combined with simulations we have performed based on the long-term follow-up from our Phase 2 trial gives us confidence that the timing of this analysis will provide adequate patient follow-up needed to retain the pre-specified statistical power of the trial. It is important to note that the DMB assessment was performed in a manner which ensured blinding and the integrity of this pivotal Phase 3 trial.”

Third Quarter 2007 Financial Review

Favrille also reported its financial results for the third quarter of 2007. For the three and nine months ended September 30, 2007, the Company reported net losses of $12.3 million, or $0.37 per share, and $35.2 million, or $1.10 per share, respectively, compared to a net loss of $9.6 million, or $0.33 per share, and $30.3 million, or $1.13 per share, for the same periods in 2006.

Research and development expense was approximately $9.5 million and $27.1 million for the three and nine months ended September 30, 2007, respectively, compared to approximately $7.5 million and $23.4 million for the same periods in 2006. The increases were primarily due to additional expenses for personnel and stock-based compensation and increases in validation, rent and operating costs, supplies and depreciation related to the commercial-scale manufacturing facility expansion; offset by decreases in expenses associated with the pivotal Phase 3 clinical trial, which completed patient enrollment in January 2006. Total stock-based compensation included in research and development was approximately $670,000 and $1.7 million for the three and nine months ended September 30, 2007, respectively, compared to approximately $458,000 and $1.4 million for the same periods in 2006.

Marketing, general and administrative expense was approximately $2.9 million and $8.8 million for the three and nine months ended September 30, 2007, respectively, compared to approximately $2.6 million and $8.2 million for the same periods in 2006. The increase primarily reflects an increase in compensation costs associated with additional commercial and administrative personnel and additional stock-based compensation; offset by a decrease in consulting and outside services related to a software implementation project and strategic marketing programs expensed in 2006. Total stock-based compensation included in marketing, general and administrative expense was approximately $601,000 and $1.8 million for the three and nine months ended September 30, 2007, respectively, compared to approximately $577,000 and $1.5 million for the same periods in 2006.

As of September 30, 2007, cash, cash equivalents and short term investments were approximately $20.9 million, compared to $42.4 million at December 31, 2006. The decrease resulted primarily from net cash used to fund ongoing operations partially offset by the $10 million in gross proceeds from the registered direct offering of common stock in February 2007.

“We expect total operating expenses for the full year 2007 to be approximately $50 million, including an estimated $5 million in stock-based compensation,” said Tamara A. Seymour, Chief

Financial Officer of Favrille. “We believe our cash on hand along with access to our committed equity financing facility should be sufficient to fund operations through the first half of 2008.”

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the third quarter 2007 financial results at 5:00 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (866) 578-5788 or (617) 213-8057, passcode 49255440. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 47807048.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; delays in the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations, including the conditions to the Company’s ability to access the committed equity financing facility and therefore fund operations through the first half of 2008; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,568	$14,249
Short-term investments	1,298	28,160
Receivables	219	242
Prepaid expenses and other current assets	873	608
Total current assets	21,958	43,259
Property and equipment, net	34,148	25,071
Restricted cash	3,451	3,451
Other assets	487	508
Total assets	$60,044	$72,289
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,964	$6,779
Current portion of debt	5,767	4,976
Total current liabilities	10,731	11,755
Debt, less current portion	7,576	5,754
Deferred rent	15,179	10,145
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at September 30, 2007 and December 31, 2006; no shares issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at September 30, 2007 and December 31, 2006;
Issued and outstanding shares— 33,753,206 and 29,060,081 at September 30, 2007 and December 31, 2006, respectively	34	29
Additional paid-in capital	217,665	200,497
Accumulated other comprehensive income	—	3
Deficit accumulated during the development stage	(191,141)	(155,894)
Total stockholders’ equity	26,558	44,635
Total liabilities and stockholders’ equity	$60,044	$72,289

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

Unaudited

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$9,480	$7,487	$27,100	$23,370
General and administrative	2,938	2,605	8,798	8,226
Total operating expenses	12,418	10,092	35,898	31,596
Interest income	361	773	1,423	2,004
Interest expense	(271)	(266)	(772)	(644)
Other expense	—	—	—	(29)
Total other income, net	90	507	651	1,331
Net loss applicable to common stockholders	$(12,328)	$(9,585)	$(35,247)	$(30,265)
Historical net loss per share:
Basic and diluted	$(0.37)	$(0.33)	$(1.10)	$(1.13)
Weighted-average shares-basic and diluted	32,928,733	28,805,214	32,038,726	26,679,507

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS
(in thousands)

Unaudited

	Nine Months ended
	September 30,
	2007	2006
Operating activities
Net loss	$(35,247)	$(30,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,361	1,534
Stock-based compensation	3,530	2,898
Amortization of premium/discount on short-term investments	(401)	(428)
Other	83	294
Changes in operating assets and liabilities:
Other assets	(237)	(635)
Accounts payable and accrued liabilities	(437)	1,915
Deferred rent	1,216	3,313
Net cash used in operating activities	(29,132)	(21,374)
Investing activities
Purchases of property and equipment	(8,983)	(8,461)
Purchases of short-term investments	(11,337)	(48,735)
Maturities of short-term investments	38,599	40,098
Restricted cash	—	(1,901)
Net cash provided by (used in) investing activities	18,279	(18,999)
Financing activities
Proceeds from debt	6,884	4,822
Payments on debt	(4,356)	(2,103)
Issuance of common stock and warrants	13,644	45,449
Repurchase of restricted common stock	—	(4)
Net cash provided by financing activities	16,172	48,164
Net increase in cash and cash equivalents	5,319	7,791
Cash and cash equivalents at beginning of period	14,249	12,065
Cash and cash equivalents at end of period	$19,568	$19,856

Supplemental schedule of non-cash investing and financing activities:
Capitalized interest recorded as property, plant and equipment	$336	$—
Accrued property and equipment acquisitions	$(1,377)	$—
Leasehold improvements acquired under tenant improvement allowance	$3,818	$—